Exhibit 99.1

FOR RELEASE:  Immediate

FROM:       Nuvera Communications, Inc.

                   27 N. Minnesota

                   New Ulm, MN 56073

                   Phone 507-354-4111

CONTACT:  Glenn Zerbe

         Nuvera Communications, Inc.

                      507-354-4111

                      E-mail: glennzerbe@nuvera.net

NEW ULM, Minnesota (Dec. 15, 2021) – Nuvera Communications, Inc. (OTC: NUVR) a diversified communications company headquartered in New Ulm, Minnesota, announced today plans to build and deploy Gig-speed fiber internet across its network creating crucial access to the fastest speeds available for rural communities, small cities and suburban areas across Minnesota.

“This is a transformational moment for Nuvera as we make a future-focused investment in the communities we serve by providing the most reliable fiber-to-the-home access to Gig-speed services,” said Glenn Zerbe, Chief Executive Officer, Nuvera Communications. “Our homes, businesses and communities need reliable and affordable connections to school, workplaces and entertainment, as an important and growing part of everyday life.”

“Nuvera’s investment in fiber-to-the-home network infrastructure will allow more underserved communities across Minnesota to leverage the quality of life and economic opportunity that access to a state-of-the-art network provides now and for years to come.” said, State Sen. Nick Frentz, DFL-North Mankato.

Nuvera’s Gig-speed end-to-end fiber network is building and rolling out now. Service will be available for thousands of customers in 2022. The company will continue to build and deploy the Gig-speed service over the next few years.

“We’re excited to create ‘Nuvera Gig Cities’ in the communities we serve while also expanding access to fiber-based internet service at a range of speeds,” said Zerbe. “Nuvera’s fiber network gives customers affordable access to a range of speeds from 100 Mbps to 1 Gigabit at prices that are the same whether you’re in rural Goodhue or suburban Prior Lake.”

While Nuvera’s goal is to bring Gig-speed service to as many communities as possible, the initial buildout will focus on the following cities and surrounding communities:

  New Ulm
  Hutchinson
  Glencoe
  Goodhue
  Litchfield
  Redwood Falls
  Prior Lake
  Elko New Market

  Savage
  Sleepy Eye
  Springfield
  Aurelia, IA

Nuvera’s fiber internet prices range from $50 per month to $125 per month for Gig-speed services. Customers can choose the right speed at an affordable price, including low-income households through Federal programs.

Residential and business customers can find out more about Nuvera Gig-speed Internet and request notifications about when new service is available in their area by going to NuveraGigCities.com.

About Nuvera

Nuvera Communications is a leading Minnesota broadband provider headquartered in New Ulm, Minnesota. Nuvera’s state-the-art fiber network provides reliable and affordable residential internet service through both fiber-to-the neighborhood and newly expanding Gig-speed fiber-to-the-home services. Nuvera also provides business services including fiber internet, voice, hosting and managed services. Nuvera serves residents and businesses in New Ulm, Glencoe, Goodhue, Hutchinson, Litchfield, Prior Lake, Redwood Falls, Elko New Market, Savage, Sleepy Eye, Springfield and surrounding communities. Nuvera serves customers in Aurelia, Iowa and holds partial ownership in FiberComm, LCC, based in Sioux City, Iowa. Nuvera is also a Fiber Minnesota partner which cooperatively enables connectivity for multi-location business customer locations, wireless towers and network connectively to major internet connection transport points. Nuvera Communications, Inc., is a publically held corporation. For more information about Nuvera or to purchase stock, visit http://www.nuvera.net/investors.

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